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                                  EXHIBIT 10.12

                         SALE AND SUBSCRIPTION AGREEMENT
                                       OF
          MEMBERSHIP INTERESTS IN LAGUNA INVESTMENTS L.L.C. ("LAGUNA")

         This sale and subscription agreement concerning below described securities, of which $10.00 and other good and valuable consideration is paid by each party to the other, (and receipt is hereby acknowledged) is effective as of September 29, 2003.

         Each of the undersigned agree to the following terms and conditions of this sale and subscription agreement:

         1. Seller. The seller of certain securities as itemized below is Great Western Land and Recreation, Inc. ("Great Western"). Great Western represents that it owns a 92.9% interest in Laguna and that on this date is selling a 3.0% interest in Laguna to Torok Partners, L.L.C ("Torok Partners"). Great Western also represents that Laguna owns a 25.52% membership interest in Laguna @ Arrowhead Ranch Apartments, L.L.C. ("Laguna Apartments"). Laguna Apartments is a 160-unit luxury apartment project located at 20251 North 75th Avenue, Phoenix, Arizona 85308.

         2. Buyer. The buyer of the membership interest in Laguna is Lafayette Financial, L.L.C. ("Lafayette").

         3. Purchase of Ownership. Great Western shall sell, and Lafayette shall buy, a 6.371% membership interest in Laguna. Great Western, Lafayette and Torok Partners (collectively "the Members") together will own 100% of the membership interests in Laguna. This transaction shall not affect in any way the membership in Laguna Apartments by Laguna. Should all of the Members agree, Laguna's interests in Laguna Apartments may be assigned directly to the Members, in which case the Members agree that they will make a "best efforts" attempt to assign the interests in Laguna Apartments directly.

         4. Voting. The Members agree that as long as each hold at least 50% of their respective membership interests as of the date of this Agreement, each will have one vote regarding a mutual action plan, or any action plan that will impact the value, cause a sale, or cause an acquisition of additional interests in Laguna or in Laguna Apartments. The right to exercise the one vote each among the Members is non-transferable except with the written approval of the other Members.

         5. Encumbrances or Transfers. The Members agree that none of the Members will allow any portion of their membership interests, including any membership interests acquired after the date of this Agreement, to be encumbered or transferred, except with the written approval of the other Members. The Members recognize the importance of this restriction for the mutual benefit of all parties to this Agreement. The transfer of any of the membership interests by any Member shall be null and void and the transferee shall have no right to vote such membership interests or receive dividends or cash distributions on such membership interests unless such transfer conforms with the terms of this Agreement.

         6. Right of First Refusal. Each Member shall have a right of first refusal if any portion of the membership interest in Laguna is being offered for sale by another Member. If a Member receives an offer to purchase any or all of its interest, the other Members shall be notified within five business days of the offer. The written notification shall contain the exact terms and conditions of the offer. Each Member will then have 30 days to respond as to their desire to purchase the membership interest. If over 100% of the offered membership interest is subscribed, then the other members may purchase their pro-rata share

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of the offering based upon their respective ownership. If less than 100% of the offered membership interest is subscribed, then the existing Member may sell his ownership to the outside buyer, and has no obligation to sell the subscribed portion of his ownership to the other Member or Members.

         7. Transfers at Death, or to Affiliates or Direct Family Members. Upon the death of any Member, or upon written agreement from the other Members, the membership interests may be transferred to any subsidiary, affiliate, or direct family member or to a Member's trust or a direct family member's trust. Any other proposed transfer shall be considered a sale and is subject to the terms of this Agreement.

         8. Method of Payment. The Agreement Price shall be paid in cash, by corporate check or through mutually agreed-upon cancellation of debt.

         9. Agreement Price. The price of the membership interest in Laguna shall be based on an agreed upon value of $500,000 for 100% of Laguna. Therefore, the price of the 6.371% interest being purchased by Lafayette is $31,855.02.

         10. Tax Return and Tax Advisor. Great Western agrees that it will prepare all accounting materials and tax reporting materials as required by Federal, state, and local governments. Cash management, (if any cash management shall be required or cash in Laguna exists), will also be the responsibility of Great Western.

         11. Managing Member. Irrespective of the Operating Agreement of Laguna, in all other matters not covered by this Agreement, Great Western shall be the Managing Member of Laguna. Should Great Western sell more than 50% of its interest in Laguna or wish to discontinue its role as Managing Member, then the next largest holder of the membership interests shall be the Managing Member, and Laguna agrees to modify the Operating Agreement of Laguna to reflect such an arrangement.

         Agreed:

         /s/ Ron O'Connor                           /s/ Jay N. Torok
         -----------------------------------        ----------------------------
         Ron O'Connor                               Jay N. Torok
         Chief Financial Officer                    for Lafayette Financial
         Great Western Land and Recreation, Inc.    Services, L.L.C.

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